Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces 2010 Full Year

and Fourth Quarter Results

•	Robust Fiber Network expansion with the Cavalier Telephone Acquisition

•	2010 revenue growth of 2.8% driven by Managed Services Acquisitions

FAIRPORT, N.Y. (February 17, 2011) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced fourth quarter 2010 and full year 2010 financial and operating results. “We are pleased to announce that we have met our revenue and adjusted EBITDA guidance for full year 2010,” said Arunas A. Chesonis, chairman and CEO. “We continue to vigorously integrate our December acquisition of Cavalier and look forward to adding XETA’s growing business to PAETEC in 2011.” Financial results for full year 2010 included the following:

•	Full year 2010 revenue of $1,623.8 million, growth of 2.8%;

•	Full year 2010 adjusted EBITDA* of $264.9 million, growth of 3.1%;

•	Full year 2010 net loss of $57.7 million, compared to a net loss of $28.7 million for 2009;

•	32nd consecutive quarter of positive free cash flow*, which increased to $139.9 million for full year 2010;

•	Full year 2010 net cash provided by operating activities of $125.8 million; and

•	A cash balance of $95.5 million at December 31, 2010.

*	Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, debt extinguishment and related costs, acquisition, integration, and separation costs, sales and use tax settlement, and gain on non-monetary transactions. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

Full Year 2010 Results

Revenue

•

Total revenue of $1,623.8 million for 2010 increased 2.8% or $43.6 million over 2009, primarily due to the 2010 acquisitions of U.S. Energy Partners, Quagga Corporation, and Cavalier Telephone Corporation.

•	Core network services revenue for 2010 was $1,140.5 million, a marginal decrease of $1.3 million from 2009 primarily due to a decline in usage-based revenue and price compression.

•	Core carrier services revenue for 2010 was $184.9 million, a decrease of 1.3% or $2.5 million from 2009 due to a decline in usage-based revenues.

•

Integrated solutions group revenue for 2010 was $115.9 million, an increase of 87.9% or $54.2 million over 2009, primarily due to the inclusion of U.S. Energy and Quagga, and the growth in sales of our IP Simple product.

Adjusted EBITDA and Margins

Adjusted EBITDA for 2010 increased 3.1% or $8.0 million to $264.9 million over adjusted EBITDA of $256.9 million for 2009. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, was stable at 16.3% for 2010 compared to 2009.

Cost of goods sold (“COGS”) for 2010 increased 3.4% or $26.5 million. The increase in cost of goods sold for 2010 was primarily the result of substantially higher costs associated with the resale of energy services and higher costs associated with equipment sales from Quagga. As a result of higher costs, gross margin for 2010 decreased to 50.2% from 50.5% for 2009.

Selling, general and administrative (“SG&A”) expenses for 2010 were $559.7 million, including stock-based compensation of $9.7 million, and remained relatively consistent with 2009 due to initiatives instituted by management over the past several quarters to align costs more closely with revenue performance and expectations. As a percentage of total revenue, SG&A expenses were 34.5% for full year 2010 compared to 35.4% for full year 2009.

Net Loss

Net loss for 2010 was $57.7 million compared to 2009 net loss of $28.7 million. The increase in net loss was primarily due to a 29.9% or $22.2 million increase in interest expense. For full year 2010, interest expense was $96.3 million compared to $74.1 million for 2009. The increase in interest expense was due to higher debt balances and a higher average interest rate primarily due to PAETEC’s January 2010 issuance of $300.0 million aggregate principal amount of additional 8  7/8% senior secured notes due 2017.

Pro Forma Full Year Comparison

The pro forma results for the fiscal years ended December 31, 2010 and 2009, respectively, give effect to PAETEC’s acquisition of Cavalier as if it had occurred on January 1, 2009. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisitions had been completed on the dates indicated, nor of results that may be obtained in the future.

Pro forma total revenue for 2010 decreased 1.1% to $1.97 billion over pro forma total revenue of $1.99 billion for 2009. Pro forma adjusted EBITDA for 2010 was stable at $347.5 million. Pro forma adjusted EBITDA margin of 17.7% for 2010 increased from pro forma adjusted EBITDA margin of 17.5% for 2009, largely as a result of SG&A cost savings. Pro forma SG&A expenses for 2010 were $672.6 million, a decrease of 4.2% or $29.1 million from pro forma SG&A expenses of $701.7 million for 2009. Pro forma net loss from continuing operations for 2010 was $71.1 million compared to a pro forma net loss from continuing operations of $57.5 million for 2009, primarily due to $6.6 million in acquisition, integration, and separation expenses in full year 2010 and a $7.2 million sales and use tax benefit for full year 2009.

Quarterly Results – Fourth Quarter 2010 Compared to Fourth Quarter 2009

•	Fourth quarter 2010 revenue of $429.2 million, which represented a 10.0% increase from fourth quarter 2009 revenue of $390.1 million.

•	Fourth quarter 2010 adjusted EBITDA of $72.1 million, which represented a 10.5% or $6.8 million increase over fourth quarter 2009 adjusted EBITDA of $65.2 million.

•	Fourth quarter 2010 net loss of $25.9 million compared to fourth quarter 2009 net loss of $2.4 million.

•	Fourth quarter 2010 net cash provided by operating activities of $39.4 million compared to fourth quarter 2009 net cash provided by operating activities of $62.0 million.

Revenue

•	Total revenue of $429.2 million increased 10.0% for fourth quarter 2010 from fourth quarter 2009 primarily due to an increase in ISG revenue and the inclusion of Cavalier revenue.

•	Core network services revenue increased 2.8% or $7.9 million over fourth quarter 2009 primarily due to the inclusion of Cavalier revenue.

•	Core carrier services increased 12.3% or $5.5 million over fourth quarter 2009 to $50.1 million primarily due to the inclusion of Cavalier revenue.

•	Integrated solutions revenue of $39.1 million increased 136.0% or $22.5 million over fourth quarter 2009 due to the acquisitions of U.S. Energy and Quagga.

Adjusted EBITDA and Margins

Adjusted EBITDA for fourth quarter 2010 increased 10.5% or $6.8 million to $72.1 million over adjusted EBITDA of $65.2 million for fourth quarter 2009. Adjusted EBITDA margin improved to 16.8% for fourth quarter 2010 compared to 16.7% for fourth quarter 2009.

COGS for fourth quarter 2010 increased 10.9% or $21.0 million over fourth quarter 2009 due to the addition of Cavalier. Gross margin for fourth quarter 2010 decreased to 50.4% from 50.8% for fourth quarter 2009.

SG&A expenses for fourth quarter 2010 were $146.1 million, including stock-based compensation of $2.0 million, and increased 6.6% or $9.0 million from fourth quarter 2009 primarily due to the inclusion of costs associated with acquired businesses. As a percentage of total revenue, SG&A expenses were 34.0% for fourth quarter 2010 compared to 35.1% for fourth quarter 2009.

Net Loss

Net loss for fourth quarter 2010 was $25.9 million compared to net loss of $2.4 million for fourth quarter 2009. The increase in net loss was primarily a result of higher interest expense and $10.4 million in acquisition, integration, and separation costs. Net loss for fourth quarter 2009 reflected $7.5 million in debt extinguishment and a $6.0 million benefit from a sales and use tax settlement. Interest expense for fourth quarter 2010 increased to $28.7 million from $19.8 million for fourth quarter 2009. The increase in interest expense was primarily due to higher debt levels and a higher average interest rate resulting from the company’s senior note issuances.

Pro Forma Quarterly Results

The following pro forma results for fourth quarter 2010 and fourth quarter 2009 give effect to PAETEC’s acquisition of Cavalier as if it had occurred at the beginning of 2009. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisition had been completed as of the dates indicated, nor of results that may be obtained in the future.

Pro forma total revenue of $493.3 million for fourth quarter 2010 represented an increase of 1.8% or $8.9 million from pro forma total revenue of $484.4 million for fourth quarter 2009. The increase in pro forma total revenue was primarily attributable to increased revenue from PAETEC’s Quagga and U.S. Energy acquisitions in 2010, which were partially offset by declines in usage-based revenue products and a decline in “POTS” revenue. Pro forma adjusted EBITDA of $87.5 million for fourth quarter 2010 was relatively stable compared to pro forma adjusted EBITDA of $88.4 million for fourth quarter 2009.

Higher fourth quarter 2010 COGS associated with the Quagga and U.S. Energy Partners acquisitions increased pro forma COGS by 4.7% to $240.4 million from $229.7 million for fourth quarter 2009. The increase in costs had a negative impact on pro forma gross and adjusted EBITDA margins, which declined to 51.3% and 17.7%, respectively. Pro forma SG&A expenses as a percentage of pro forma total revenue declined to 33.9% in fourth quarter 2010 from 35.3% in fourth quarter 2009, partially due to headcount synergies achieved after the acquisition of Cavalier.

Pro forma net loss was $25.3 million for fourth quarter 2010 compared to pro forma net loss of $4.6 million for fourth quarter 2009. The increase in pro forma net loss primarily was the result of the inclusion of $7.7 million of acquisition and debt extinguishment costs, higher interest expense, and higher depreciation and amortization expense for fourth quarter 2010. Pro forma net loss for fourth quarter 2009 also included a $6.0 million benefit from a sales and use tax settlement.

Sequential Results - Fourth Quarter 2010 Compared to Third Quarter 2010

Revenue

•	Total revenue for fourth quarter 2010 increased 5.1% or $20.8 million from third quarter 2010 revenue largely due to the inclusion of Cavalier revenue.

•	Core network service revenue for fourth quarter 2010 increased 4.0% or $11.2 million from third quarter 2010 due to the inclusion of Cavalier revenue.

•	Core carrier service revenue for fourth quarter 2010 increased 11.3% or $5.1 million from third quarter 2010 due to the inclusion of Cavalier revenue.

•	Integrated solutions revenue for fourth quarter 2010 increased 4.2% or $1.6 million from third quarter 2010 due to increased revenue from Quagga.

Adjusted EBITDA and Margins

Adjusted EBITDA of $72.1 million for fourth quarter 2010 represented an increase of 15.9% or $9.9 million over adjusted EBITDA of $62.2 million for third quarter 2010. Adjusted EBITDA margin was 16.8% for fourth quarter 2010 compared to 15.2% for third quarter 2010.

Fourth quarter 2010 COGS increased 3.2% or $6.7 million from third quarter 2010, due to the inclusion of Cavalier’s results. Gross margin for fourth quarter 2010 was 50.4% an increase from 49.5% for third quarter 2010. Gross margin improvement was driven by a combination of improved network cost associated with the transition of circuits from special access to unbundled network element (“UNE”) and the addition of higher margin revenues associated with Cavalier.

SG&A expenses for fourth quarter 2010 were $146.1 million, including stock-based compensation of $2.0 million, and increased 2.5% or $3.5 million from third quarter 2010. The increase in SG&A expenses was primarily attributable to the inclusion of Cavalier’s results. As a percentage of total revenue, SG&A expenses decreased to 34.0% from 34.9% for third quarter 2010.

Net Loss

Net loss for fourth quarter 2010 was $25.9 million compared to net loss of $14.8 million for third quarter 2010. The increase in net loss was primarily the result of increased interest expense and higher transaction and debt extinguishment costs. Interest expense for fourth quarter 2010 was $28.7 million, an increase of $5.7 million from third quarter 2010, primarily due to the $450.0 million principal amount of PAETEC’s 9 7/8% senior notes due 2018 issued in connection with the Cavalier acquisition.

Sequential Quarterly Pro Forma Results

The following pro forma results for third quarter 2010 and fourth quarter 2010 give effect to PAETEC’s acquisition of Cavalier as if it had occurred at the beginning of 2010. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisition had been completed as of the dates indicated, nor of results that may be obtained in the future.

Pro forma total revenue of $493.3 million for fourth quarter 2010 represented a decrease of 1.4% or $7.1 million from pro forma total revenue of $500.4 million for third quarter 2010. The decrease in pro forma total revenue was primarily attributable to a decrease in revenue from sub T1 customers and a decrease in usage-based revenue. Pro forma adjusted EBITDA of $87.5 million for fourth quarter 2010 represented an increase of 4.4% or $3.7 million from pro forma adjusted EBITDA of $83.9 million for third quarter 2010.

Pro forma fourth quarter 2010 COGS was $240.4 million, a decrease of 2.4% or $5.8 million from $246.2 million in third quarter 2010. The decrease in costs was primarily due to improved network costs associated with the transition of circuits from special access to UNE. Pro forma gross margin increased 50 basis points to 51.3% for fourth quarter 2010. Pro forma SG&A expenses for fourth quarter 2010 declined 3.3%. As a percentage of pro forma total revenue, pro forma SG&A decreased to 33.9% from 34.6% in third quarter 2010, partially due to management cost saving initiatives.

Pro forma net loss was $25.3 million for fourth quarter 2010 compared to pro forma net loss of $19.8 million for third quarter 2010. The increase in pro forma net loss was primarily the result of the inclusion of $6.0 million of additional acquisition and debt extinguishment costs during the fourth quarter of 2010.

Capital Expenditures

For the full year 2010, capital expenditures were $125.1 million, an increase of $3.6 million from full year 2009. As a percentage of total revenue, capital expenditures were stable at 7.7% from full year 2009.

Capital expenditures for fourth quarter 2010 were $30.2 million, or 7.0% of total revenue compared to $36.6 million, or 9.4% of total revenue, for fourth quarter 2009. The fourth quarter 2010 decrease in capital expenditures was largely due to timing of certain investments, reflecting projects related to network and IT enhancements and PAETEC’s previously announced data center build out.

Cash Flow and Liquidity

PAETEC had a year-end cash balance of $95.5 million compared to a year-end 2009 cash balance of $152.9 million, primarily as a result of cash used in acquisitions, associated acquisition and debt costs, and continued purchases of PAETEC’s common stock under the company’s stock repurchase plan approved by its Board of Directors in September 2009.

Cash flow provided by operations decreased to $125.8 million in 2010 from $152.2 million in full year 2009. Free cash flow for 2010 was $139.9 million, a $4.4 million increase from $135.4 million for full year 2009. Fourth quarter 2010 free cash flow was $41.9 million, representing the 32nd consecutive quarter of positive free cash flow generation. Due to the timing of capital expenditures, free cash flow for fourth quarter 2010 increased 48.6% from third quarter 2010.

Indebtedness

At December 31, 2010, PAETEC had $1,400 million in debt outstanding under its senior notes, which was comprised of $650.0 million principal amount of senior secured notes and $750.0 million principal amount of senior unsecured notes.

PAETEC also had a senior secured revolving credit facility under which it could obtain from time to time revolving loans of up to an aggregate principal amount of $50.0 million. At December 31, 2010, $25.0 million principal amount of loans was outstanding under the facility.

Common Stock Repurchase Program

Under PAETEC’s stock repurchase program in effect for fourth quarter 2010, PAETEC repurchased over 1.4 million shares of its common stock for an aggregate cost of $5.8 million, or $4.07 average cost per share, in the quarter. Since August 2008, pursuant to its two stock repurchase programs, PAETEC has repurchased in total approximately 11.9 million shares of common stock for an aggregate cost of approximately $34.5 million. PAETEC’s second repurchase program expired on December 31, 2010.

Full Year 2011 Outlook

“For the upcoming year, we are pleased to provide full year 2011 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for the full year 2011 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. Guidance for 2011 also assumes completion of the previously announced acquisition of XETA Technologies in the second quarter of 2011. PAETEC’s revenue and adjusted EBITDA expectations for full year 2011 are as follows:

($ in millions)

Revenue	$2,025 to $2,125

Adjusted EBITDA	$375 to $395

Conference Call

As previously announced, PAETEC will host a conference call today at 8:30 a.m. ET to discuss 2010 fourth quarter and full year results. Chairman and CEO Arunas Chesonis and Chief Financial Officer Keith Wilson will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (866) 270-6057

International: (617) 213-8891

Passcode: 18535597

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3708140

Replay details are as follows:

Replay Dates: February 17, 2011, 11:30 a.m. ET through March 4, 2010

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 63609421

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3708140

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Such forward-looking statements include the financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2011, which reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. These risks include those related to the ability of PAETEC to consummate its acquisition of XETA Technologies and the ability of PAETEC to integrate the operations of XETA without greater than expected costs and burdens on management. Some of the other risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2009 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; PAETEC’s significant level of debt and interest payment obligations and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ: PAET), a FORTUNE 1000 company, is personalizing business communications for medium and large businesses, enterprise organizations and institutions across the United States. We offer a comprehensive suite of IP, voice, data, and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenue:
Network services revenue	$318,642	$305,799	$312,608	$1,245,157	$1,258,489
Carrier services revenue	71,507	65,111	60,957	262,749	260,023
Integrated solutions revenue	39,082	37,524	16,559	115,910	61,675

Total revenue	429,231	408,434	390,124	1,623,816	1,580,187
Cost of sales (exclusive of operating items shown separately below)	213,020	206,339	192,015	808,892	782,389
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	146,068	142,542	137,070	559,673	559,541
Acquisition, integration and separation costs	10,400	3,724	—	14,124	—
Sales and use tax settlement	—	—	(6,021)	—	(7,221)
Depreciation and amortization	54,670	47,261	45,842	196,543	184,588

Income from operations	5,073	8,568	21,218	44,584	60,890
Debt extinguishment and related costs	2,959	—	7,543	7,382	17,891
Other income, net	(32)	(98)	(179)	(392)	(1,107)
Interest expense	28,681	23,021	19,849	96,339	74,149

Loss before income taxes	(26,535)	(14,355)	(5,995)	(58,745)	(30,043)
(Benefit from) provision for income taxes	(615)	400	(3,624)	(1,004)	(1,354)

Net loss	$(25,920)	$(14,755)	$(2,371)	$(57,741)	$(28,689)

Net cash provided by operating activities				$125,768	$152,169
Net cash used in investing activities				$(621,894)	$(119,748)
Net cash provided by (used in) financing activities				$438,771	$(44,061)

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss	$(25,920)	$(14,755)	$(2,371)	$(57,741)	$(28,689)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	54,670	47,261	45,842	196,543	184,588
Interest expense, net of interest income	28,580	22,914	19,689	95,911	73,188
(Benefit from) provision for income taxes	(615)	400	(3,624)	(1,004)	(1,354)

EBITDA	56,715	55,820	59,536	233,709	227,733

Stock-based compensation	2,010	2,651	4,189	9,716	18,772
Acquisition, integration and separation costs	10,400	3,724	—	14,124	—
Debt extinguishment and related costs	2,959	—	7,543	7,382	17,891
Sales and use tax settlement	—	—	(6,021)	—	(7,221)
Gain on non-monetary transaction	—	—	—	—	(242)

Adjusted EBITDA	$72,084	$62,195	$65,247	$264,931	$256,933

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31, 2010			Twelve Months Ended December 31, 2010
	PAETEC	Cavalier(1)	Total Company	PAETEC	Cavalier(1)	Total Company
Revenue:
Network services revenue	$299,188	$19,454	$318,642	$1,225,703	$19,454	$1,245,157
Carrier services revenue	67,833	3,674	71,507	259,075	3,674	262,749
Integrated solutions revenue	38,851	231	39,082	115,679	231	115,910

Total revenue	405,872	23,359	429,231	1,600,457	23,359	1,623,816
Cost of sales (exclusive of operating items shown separately below)	202,939	10,081	213,020	798,811	10,081	808,892
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	137,328	8,740	146,068	550,933	8,740	559,673
Acquisition, integration and separation costs	9,100	1,300	10,400	12,824	1,300	14,124
Depreciation and amortization	50,959	3,711	54,670	192,832	3,711	196,543

Income from operations	5,546	(473)	5,073	45,057	(473)	44,584
Debt extinguishment and related costs	2,959	—	2,959	7,382	—	7,382
Other income, net	(41)	9	(32)	(401)	9	(392)
Interest expense	25,080	3,601	28,681	92,738	3,601	96,339

Loss before income taxes	(22,452)	(4,083)	(26,535)	(54,662)	(4,083)	(58,745)
(Benefit from) provision for income taxes	(746)	131	(615)	(1,135)	131	(1,004)

Net loss	$(21,706)	$(4,214)	$(25,920)	$(53,527)	$(4,214)	$(57,741)

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended December 31, 2010			Twelve Months Ended December 31, 2010
	PAETEC	Cavalier(1)	Total Company	PAETEC	Cavalier(1)	Total Company

Net loss	$(21,706)	$(4,214)	$(25,920)	$(53,527)	$(4,214)	$(57,741)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	50,959	3,711	54,670	192,832	3,711	196,543
Interest expense, net of interest income	24,979	3,601	28,580	92,310	3,601	95,911
(Benefit from) provision for income taxes	(746)	131	(615)	(1,135)	131	(1,004)

EBITDA	53,486	3,229	56,715	230,480	3,229	233,709

Stock-based compensation	2,010	—	2,010	9,716	—	9,716
Acquisition, integration and separation costs	9,100	1,300	10,400	12,824	1,300	14,124
Debt extinguishment and related costs	2,959	—	2,959	7,382	—	7,382

Adjusted EBITDA	$67,555	$4,529	$72,084	$260,402	$4,529	$264,931

(1)	On December 6, 2010 PAETEC completed its acquisition of Cavalier Telephone Corporation. The results of operations of Cavalier have been included in PAETEC’s consolidated financial statements since the acquisition date. These post-acquisition results are being presented separately in these tables for informational purposes only.

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,
	2011	2011
	Low End of Guidance	High End of Guidance
Expected net loss	$(51)	$(31)
Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	263	263
Interest expense, net of interest income	142	142
Provision for income taxes	3	3

Expected EBITDA	357	377

Stock-based compensation	13	13
Acquisition, integration and separation costs	5	5

Expected adjusted EBITDA	$375	$395

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Adjusted EBITDA (see previous page)	$72,084	$62,195	$65,247	$264,931	$256,933
Purchases of property and equipment	(30,192)	(34,013)	(36,597)	(125,076)	(121,511)

Free cash flow, as defined	41,892	28,182	28,650	139,855	135,422
Purchases of property and equipment	30,192	34,013	36,597	125,076	121,511
Interest expense, net of interest income	(28,580)	(22,914)	(19,689)	(95,911)	(73,188)
Other	540	(520)	339	(1,388)	(1,895)
Acquisition, integration and separation costs	(10,400)	(3,724)	—	(14,124)	—
Swap termination payment	—	—	—	—	(4,531)
Bad debt expense	487	2,964	3,507	10,577	17,055
Amortization of debt issuance costs	2,590	1,221	604	5,167	2,214
Amortization of debt discount	480	325	505	1,457	1,548
Changes in operating assets and liabilities	2,194	2,077	11,514	(44,941)	(45,967)

Net cash provided by operating activities	$39,395	$41,624	$62,027	$125,768	$152,169

Selected Financial and Operating Data

	As of December 31, 2010	As of December 31, 2009

Financial Data (in thousands):
Cash and cash equivalents	$95,533	$152,888
Accounts receivable, net	$253,175	$201,308

Accounts payable	$102,169	$63,528
Other accrued expenses	$159,249	$146,781
Current portion of long-term debt and capital lease obligations	$10,733	$4,786
Long-term debt and capital lease obligations	$1,437,356	$921,271

Operating Data (1)

Geographic markets served (2)	86	84

Number of switches deployed	166	122

Total digital T1 transmission lines installed	252,588	229,253

Total access line equivalents installed (3)	6,291,042	5,852,606

Total employees	4,639	3,693

(1)	Except for total employees, number of switches deployed and geographic markets served, amounts represent data exclusive of those acquired through the Cavalier acquisition.
(2)	In the top 100 metropolitan statistical areas
(3)	Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC and Cavalier) (1)

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Total revenue	$493,288	$500,412	$484,354	$1,965,813	$1,988,201
Cost of sales (exclusive of operating items shown separately below)	240,355	246,169	229,661	955,603	958,201
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	167,334	173,065	170,783	672,574	701,714
Sales and use tax settlement	—	—	(6,021)	—	(7,221)
Acquisition, integration and separation costs	4,781	1,728	—	6,643	—
Depreciation and amortization	67,094	63,940	63,835	259,568	255,811

Income from operations	13,724	15,510	26,096	71,425	79,696
Debt extinguishment and related costs	2,959	—	—	2,959	—
Other income, net	(37)	(126)	(152)	(466)	(1,054)
Interest expense	36,692	35,032	34,507	141,020	139,622

Loss before income taxes	(25,890)	(19,396)	(8,259)	(72,088)	(58,872)
(Benefit from) provision for income taxes	(615)	400	(3,624)	(1,004)	(1,354)

Net loss from continuing operations	$(25,275)	$(19,796)	$(4,635)	$(71,084)	$(57,518)

(1)	The pro forma results for the periods presented above, give effect to PAETEC’s proposed acquisition of Cavalier as if it had occurred on January 1, 2009. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the merger had been completed on the date indicated.

PAETEC Holding Corp. and Subsidiaries

Pro Forma Adjusted EBITDA Reconciliation

(in thousands)

Pro forma adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss from continuing operations before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the period indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net loss, as pro forma net loss is calculated in accordance with GAAP:

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Pro Forma:
Net loss from continuing operations	$(25,275)	$(19,796)	$(4,635)	$(71,084)	$(57,518)
Add back non-EBITDA items included in net loss from continuing operations:
Depreciation and amortization	67,094	63,940	63,835	259,568	255,811
Interest expense, net of interest income	36,590	34,906	34,342	140,559	138,627
(Benefit from) provision for income taxes	(615)	400	(3,624)	(1,004)	(1,354)

EBITDA	77,794	79,450	89,918	328,039	335,566

Stock-based compensation	2,010	2,687	4,471	9,835	19,897
Acquisition, integration and separation costs	4,781	1,728	—	6,643	—
Debt extinguishment and related costs	2,959	—	—	2,959	—
Sales and use tax settlement	—	—	(6,021)	—	(7,221)
Gain on non-monetary transaction	—	—	—	—	(242)

Adjusted EBITDA	$87,544	$83,865	$88,368	$347,476	$348,000